UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM SD

Specialized Disclosure Report

Orthofix International N.V.

(Exact name of Registrant as specified in its charter)

Curaçao	0-19961	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Abraham de Veerstraat Curaçao	Not Applicable
(Address of principal executive offices)	(Zip Code)

Mark A. Heggestad

Orthofix International N.V.

3451 Plano Parkway

Lewisville, TX 75056

(214) 937-2000

(Name, address and telephone number of agent for service)

Check the appropriate box below to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2013

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

This Form SD of Orthofix International N.V. (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2013 to December 31, 2013.

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.02 to this Form SD, and is publically available under the “Investors” heading of the Company’s website, www.orthofix.com.

Item 1.02 Exhibit

The Company has filed the Conflict Minerals Report required by Form SD as Exhibit 1.02 hereto.

Section 2 – Exhibits

Item 2.01 Exhibits

The following exhibit is filed as part of this report.

Exhibit No.	Description of Exhibit

1.02	Conflict Minerals Report of Orthofix International N.V.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orthofix International N.V. (Registrant)

Dated: June 24, 2014	By:	/s/ Mark A. Heggestad
Mark A. Heggestad Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.02	Conflict Minerals Report of Orthofix International N.V.